Exhibit 99.1

Span-America Reports Results for First Quarter of Fiscal 2009

GREENVILLE, S.C.--(BUSINESS WIRE)--January 22, 2009--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the first quarter ended December 27, 2008. First quarter 2009 sales declined 2% to $13.4 million, and net income was down 15% to $887,000, or $0.32 per diluted share.

“Our sales and earnings were down in the first quarter, but we are pleased with the strength of our business in a difficult market environment,” stated Jim Ferguson, president and chief executive officer of Span-America. Our first quarter sales were down 2% from last year due primarily to volume declines in our custom products segment. Custom products sales decreased 12% to $3.6 million because of lower volumes of consumer bedding products and industrial foam products for the automotive industry. Medical sales rose 2% to $9.8 million and benefited from increased buying of patient positioners, overlays and seating products in advance of a January 1, 2009 sales price increase. Although our total sales were down from last year, we made good progress in expanding our customer base in both the medical and custom products segments. We are also optimistic about several new medical products that we will introduce later in the fiscal year.

“Our first quarter income from continuing operations was down 16% to $888,000, or $0.32 per diluted share, compared with the first quarter of last year. Our earnings performance was affected by lower sales volume in the custom products segment, a less profitable sales mix within the medical segment and an increase in selling and administrative expenses compared with last year’s first quarter,” continued Mr. Ferguson.

First Quarter Results

First quarter sales totaled $13.4 million, which was down 2% compared with $13.7 million in the first quarter of fiscal 2008. The sales decrease for the quarter was due primarily to the 12% decline in custom products sales to $3.6 million from $4.1 million in the first quarter last year.

Within the custom products segment, sales were down in both the consumer and industrial sectors compared with the prior year. Consumer bedding sales were down 13% to $2.8 million compared with $3.2 million in the same quarter last year. Most of the consumer sales decline was due to lower sales to Wal-Mart in October and November and was related to general weakness in the retail market. This was partly offset by higher sales of our fusion mattress pads to other retailers as we expanded our customer base for consumer bedding products.

Sales of industrial products also declined in the first quarter and were down 8% to $779,000 compared with $849,000 in the first quarter last year. Most of the industrial sales decline was caused by lower volume from our automotive customers, where business slowed substantially in December.

Sales in the medical segment rose 2% to $9.8 million compared with $9.6 million in the first quarter of fiscal 2008. The medical sales performance benefited from price and volume increases compared with the first quarter of 2008. Sales of patient positioners rose 52%, overlay sales were up 39%, and seating product sales increased 32% compared with the prior year’s first quarter due to accelerated buying by some customers in advance of a January 1, 2009 sales price increase for these products.

“The unusually large sales increases in positioners, overlays and seating products more than offset a decline in sales of therapeutic support surfaces during the quarter,” continued Mr. Ferguson. “Total sales of therapeutic support surfaces were down 10% to $6.4 million compared with $7.1 million in the same quarter last year, largely due to lower sales of our Hill-Rom private-label products following the expiration of our exclusive supply contract in May 2008. Sales of our branded therapeutic support surfaces continued to grow and were up 7% compared with the first quarter last year. The growth in our branded support surfaces during the quarter was led by double digit sales gains in our high-end PressureGuard® APM2 and Easy Air® product lines.”

First quarter gross profit increased 1% to $4.69 million compared with $4.65 million in the first quarter last year. Gross margin also rose slightly to 35.0% of net sales in the first quarter of fiscal 2009 compared with 34.0% of net sales in the first quarter last year. The increases in gross profit and gross margin from last year were caused primarily by a more profitable overall sales mix as sales in the lower-margin custom products segment declined while more profitable medical sales increased.

Selling and marketing expenses rose 12% during the quarter because of higher commission and freight expenses in the medical segment, which were related to increases in sales of our branded medical products. R&D expenses were down 12% due to the completion in fiscal 2008 of a development project that involved external design work. Administrative expenses rose by 14% due to expense associated with a decline in the cash value of corporate-owned life insurance, which in turn was related to the decline in equity markets during the October through December quarter.

Operating income declined 18% to $1.3 million compared with $1.6 million last year due to the lower sales volume and the increases in selling, marketing and administrative expenses.

Net income for the first quarter declined 15% to $887,000, or $0.32 per diluted share, compared with $1.0 million, or $0.36 per diluted share, in the same quarter last year.

Outlook for Fiscal 2009

“We expect to see continued growth in sales of our branded medical products in fiscal 2009 due to new customers added since last year and new products scheduled for release,” commented Mr. Ferguson. “We continue to invest in product development projects and new technologies that are expanding and improving our product lines. For fiscal 2009, we plan to enhance our PressureGuard line of support surfaces with major upgrades and launch a high-end fall protection product, a new line of patient positioners, an advanced fabric for mattress covers and a new non-powered, convertible support surface.

“In the custom products segment, we expect growth in the consumer bedding business, beginning around April 2009 as a result of a new program with Sam’s Club. We are pleased to get this new piece of business and expect it will increase our consumer bedding sales in the last half of fiscal 2009. Sales of our industrial products are likely to remain weak for the next few quarters due to the slow economy. Our industrial product lines tend to be the most directly affected by slowing manufacturing activity in our region and the economy in general,” continued Mr. Ferguson.

“Our financial position remains strong with excellent cash flow from operations and no long-term debt. During the first quarter, we paid off the remainder of our bank debt. We originally borrowed $5.7 million in June 2007 to partially fund a special dividend of $13.9 million. As a result of our strong earnings and cash flow since then, we have repaid the entire balance in only 18 months.

“Our outlook for the year remains tempered by the soft economy. However, we believe Span-America is a resilient business that will perform comparatively well even in a weak market environment. We plan to continue investing in our sales, marketing and product development efforts in 2009 to put the company in the best position to benefit from a stronger economy. Our long-term outlook for Span-America is very positive, and we remain focused on our primary goal of creating value for our shareholders,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) uncertainty regarding future sales to Hill-Rom, which is one of our largest customers in the medical segment, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended
	Dec. 27,	Dec. 29,
	2008	2007	% Chg

Net sales	$13,392,383	$13,664,207	-2%
Cost of goods sold	8,702,224	9,017,252	-3%
Gross profit	4,690,159	4,646,955	1%
	35.0%	34.0%

Selling and marketing expenses	2,236,109	1,994,113	12%
Research and development expenses	169,613	192,821	-12%
General and administrative expenses	938,803	822,257	14%
	3,344,525	3,009,191	11%

Operating income	1,345,634	1,637,764	-18%
	10.0%	12.0%

Non-operating income (expense):
Investment income and other	2,992	19,441	-85%
Interest expense	(4,620)	(49,436)	91%
Net non-operating income (expense)	(1,628)	(29,995)	95%

Income from continuing operations before income taxes	1,344,006	1,607,769	-16%
Income taxes on continuing operations	456,000	546,000	-16%
Income from continuing operations	888,006	1,061,769	-16%
	6.6%	7.8%

(Loss) from discontinued operations, net of income taxes	(1,465)	(16,878)	91%

Net income	$886,541	$1,044,891	-15%

Income from continuing operations per common share:
Basic	$0.32	$0.38	-15%
Diluted	0.32	0.37	-14%

(Loss) from discontinued operations per common share:
Basic	$(0.00)	$(0.01)	91%
Diluted	(0.00)	(0.01)	91%

Net income per common share:
Basic	$0.32	$0.38	-14%
Diluted	0.32	0.36	-13%

Dividends per common share	$0.09	$0.08	13%

Weighted average shares outstanding:
Basic	2,742,081	2,774,103	-1%
Diluted	2,810,985	2,896,717	-3%

Supplemental Data
Depreciation expense included in continuing operations	$182,815	$149,853	22%
Amortization expense included in continuing operations	21,670	16,995	28%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Dec. 27,	Sept. 27,
	2008	2008
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$628,475	$833,714
Accounts receivable, net of allowances	7,387,807	7,771,366
Inventories	4,047,290	3,990,999
Deferred income taxes	683,000	683,000
Prepaid expenses	237,968	51,964
Total current assets	12,984,540	13,331,043

Property and equipment, net	6,491,093	6,569,091
Goodwill	1,924,131	1,924,131
Other assets	2,114,990	2,288,589
	$23,514,754	$24,112,854

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,054,800	$2,528,934
Accrued and sundry liabilities	2,970,680	2,753,771
Total current liabilities	5,025,480	5,282,705

Long-term debt	-	700,000
Deferred income taxes	45,000	45,000
Deferred compensation	742,244	752,684
Total long-term liabilities	787,244	1,497,684

Total liabilities	5,812,724	6,780,389

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,733,900 (Dec. 27, 2008) and 2,759,077 (Sept. 27, 2008)	1,036,910	1,308,847
Additional paid-in capital	564,579	563,304
Retained earnings	16,100,541	15,460,314
Total shareholders' equity	17,702,030	17,332,465

	$23,514,754	$24,112,854

Note: The Balance Sheet at September 27, 2008 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer